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EXHIBIT 99(c)

                               HECHINGER COMPANY
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (unaudited)

                                                                JAN. 3, 1998     JAN. 4, 1997
                                                                 (14 WEEKS)       (13 WEEKS)
                                                                -----------------------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
Net loss                                                        $ (39,604)       $ (15,150)
Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Store closing and restructuring expenditures                  (10,325)          (7,288)
    Depreciation and amortization                                  13,741           13,406
    Amortization of deferred debt issuance costs                    1,243              603
    Deferred rent                                                     421            2,433

CHANGES IN OPERATING ASSETS AND LIABILITIES
Merchandise inventories                                            93,780           69,270
Other current assets                                              (11,519)            (787)
Accounts payable and accrued expenses                            (129,581)        (110,717)
Other                                                                 405            1,596
                                                                -----------------------------
NET CASH FLOWS USED IN OPERATING ACTIVITIES                       (81,439)         (46,634)
                                                                -----------------------------

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
Proceeds from sale of assets held for sale                         49,924                -
Property, furniture, equipment and other asset additions              (22)          (9,218)
Other                                                               2,303            1,503
                                                                -----------------------------
NET CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES                 52,205           (7,715)
                                                                -----------------------------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Proceeds from revolving credit facility                           162,125          114,145
Payments on revolving credit facility                            (153,970)         (83,558)
Other                                                                (772)           7,298
                                                                -----------------------------
NET CASH FLOWS FROM FINANCING ACTIVITIES                            7,383           37,885
                                                                -----------------------------

DECREASE IN CASH AND CASH EQUIVALENTS                             (21,851)         (16,464)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                   87,215           76,817
                                                                -----------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                      $  65,364        $  60,353
                                                                =============================

SUPPLEMENTAL INFORMATION
    Cash payments for income taxes                                    $ -              $ -
    Cash payments for interest                                  $  21,890        $  12,421
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See notes to condensed consolidated financial statements.